OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
                  EXHIBIT 21: SUBSIDIARIES OF THE REGISTRANT

Optical Coating Laboratory, Inc. was incorporated in Delaware in 1948. The Company was reincorporated in California in 1963 and again reincorporated in Delaware November 2, 1987.

Optical Coating Laboratory, Inc. has the following subsidiaries:

NAME                               OWNERSHIP     PLACE OF INCORPORATION

OCLI International Service
  Corporation                         100%            California

OCLI Foreign Sales Corporation        100%            Guam

OCLI Optical Coatings Limited         100%            Scotland

OCLI Optical Coatings Espana S.A.     100%            Spain

Optical Coating Laboratory B.V.       100%            Netherlands

OCLI Optical Coating Laboratory GmbH  100%           Germany

MMG Glastechnik GmbH                  100%            Germany

Optical Coating Laboratory EURL       100%            France

Optical Coating Laboratory Srl        100%            Italy

Milas Monitor Produkte GmbH            51%            Germany

Nesa Monitor Products Srl              51%            Italy

Flex Products, Inc. (i)                40%            Delaware

The subsidiaries listed above are included in the consolidated financial statements of the Company which are incorporated by reference to the Company's 1994 Annual Report. Flex Products, Inc. is not a consolidated subsidiary.

(i) Flex Products, Inc. is comprised of the Company's former roll coating activities which business and assets were contributed to an unconsolidated 40% owned joint venture effective October 31, 1988.